Contact:	Arash A. Khazei
Chief Financial Officer
United PanAm Financial Corp.
Tel: 949.224.1227
e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. NAMES
RAVI R. GANDHI AS CHIEF CREDIT OFFICER

Irvine, California - August 13, 2008 - United PanAm Financial Corp. (Nasdaq: UPFC) and its subsidiaries has named Ravi R. Gandhi to the newly created role of Executive Vice President and Chief Credit and Risk Officer effective August 13, 2008.

Mr. Gandhi will be responsible for credit risk management across the enterprise, including credit quality, setting policies for the organization, and overseeing credit activities and portfolio performance.

“I am pleased to welcome Ravi to UPFC. Ravi brings extensive experience and a proven track record in the area of risk management to UPFC. In his role, he will continue to develop our risk function, which is critically important to our current and future business growth and profitability,” said UPFC President and Chief Executive Officer Jim Vagim.

Mr. Gandhi joins UPFC from Financial Security Assurance (FSA), where he served as Managing Director, Corporate Finance Group. There he managed a core ABS business for FSA in the consumer finance and new product development area. Prior to joining FSA Mr. Gandhi worked as Senior Analyst at Deloitte and Touche.

Mr. Gandhi holds a Bachelor of Science in Business Administration from the State University of New York with a Concentration in Accounting.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with branch offices in 36 states.